Exhibit 10.5.1

Execution Version

FIRST AMENDMENT
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
EUREKA HUNTER HOLDINGS, LLC

This First Amendment (this “Amendment”) to the Amended & Restated Limited Liability Company Agreement (the “LLC Agreement”) of Eureka Hunter Holdings, LLC (the “Company”), dated as of April 2, 2012 is hereby adopted, executed and agreed to by Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), Ridgeline Midstream Holdings, LLC, a Delaware limited liability company (the “ArcLight Member” and, together with MHR, the “Initial Members”) and TransTex Gas Services, LP, a Delaware limited partnership to be renamed TT Transition, LP on or about the date hereof (“TransTex” and, collectively with the Initial Members, the “Members”). Capitalized terms used but not defined herein have the respective meanings set forth in the LLC Agreement.

WHEREAS, the Initial Members entered into the LLC Agreement on March 21, 2012;

WHEREAS, on the date hereof, (a) the ArcLight Member has made an additional $46,800,000 cash contribution to the Company in exchange for 2,340,000 Preferred Units and (b) the Company paid advisory and structuring fees in the amount of $468,000 to each of the ArcLight Member and BMO Capital Markets;

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of March 21, 2012 (the “TransTex Purchase Agreement”), by and among the Company, TransTex and Eureka Hunter Acquisition Sub, LLC, a Delaware limited liability company wholly-owned by MHR to be renamed TransTex Gas Services, LLC on or about the date hereof (“Acquisition Sub”), on April 2, 2012 Acquisition Sub acquired an undivided interest in specified assets from TransTex in exchange for a $46,800,000 cash payment to TransTex (which cash payment was paid on Acquisition Sub’s behalf by MHR) and the Company acquired an undivided interest in specified assets from TransTex in exchange for the issuance of 585,000 Class A Common Units to TransTex with a value of $11,700,000 (the “TransTex Units”);

WHEREAS, subsequent to the closing under the TransTex Purchase Agreement, MHR contributed its membership interest in Acquisition Sub to the Company;

WHEREAS, subsequent to the ArcLight Member’s cash contribution and MHR’s contribution of its membership interest in Acquisition Sub to the Company, the Company made a cash distribution of $46,800,000 to MHR;

WHEREAS, the asset purchase by Acquisition Sub pursuant to the TransTex Purchase Agreement and the other related transactions shall be treated by the parties for U.S. federal income tax purposes as (a) a purchase of an undivided interest in the purchased assets with value of $46,800,000 by MHR from TransTex and (b) a subsequent contribution (i) by MHR to the Company of an undivided interest in the purchased assets with a value of $46,800,000 in exchange for an interest in the Company with a value of $46,800,000, and (ii) by TransTex to the

Company of an undivided interest in the purchased assets with a value of $11,700,000 in exchange for 585,000 Class A Common Units;

WHEREAS, pursuant to and in accordance with Section 3.2 of the LLC Agreement, the Members are entering into this Amendment in order to (a) admit TransTex as a Member of the Company, subject to TransTex’s compliance with Section 3.2 of the LLC Agreement, (b) amend Schedule A to the LLC Agreement to reflect the issuance of additional Preferred Units to the ArcLight Member and the issuance of Class A Common Units to TransTex, (c) make certain other amendments to the LLC Agreement as provided herein, and (d) provide the Company with certain rights of redemption with respect to the TransTex Units; and

WHEREAS, acting pursuant to the power and authority granted to them under Section 14.1 of the LLC Agreement, the Members have determined that this Amendment is advisable and in the best interest of the Company.

NOW, THEREFORE, the Members do hereby amend the LLC Agreement as follows:

Section 1.               Amendment.

(a)           Section 1.1 of the LLC Agreement is hereby amended to insert each of the following definitions:

“‘Acquisition Sub” means TransTex Gas Services, LLC, a Delaware limited liability company formerly known as Eureka Hunter Acquisition Sub, LLC, and its successors and permitted assigns.

“Sargent Employment Agreement” means that certain Employment Agreement, dated April 2, 2012, by and between Magnum Hunter Services, LLC, a Delaware limited liability company, and J. Greg Sargent.

“TransTex Effective Date” means April 2, 2012.

“TransTex Member” means TransTex or any TransTex Permitted Transferee.

“TransTex Permitted Transferee” means any of TransTex’s partners as of the TransTex Effective Date, as well as any of the following with respect to such partners who are natural persons: (i) any member of the immediate family (as such term is defined in Rule 16a-1 under the Exchange Act) of such partner, including parents, siblings, spouse, and children (including those by adoption), and any legal representative or guardian of such partner or of any member of the immediate family of such partner appointed in the case of incompetence or incapacity, (ii) any trust or successor trust whose primary beneficiary is any of the foregoing or their respective lineal descendants, and (iii) any similar vehicle used for bona fide estate planning purposes.

“TransTex Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 21, 2012, by and between TransTex, Acquisition Sub and the Company.”

(b)           A new Section 6.3(c) is hereby inserted as follows:

“(c)         Prior to the consummation of a Qualified Public Offering, the Company shall provide to TransTex, by electronic means or otherwise, the following information:

(i)            as soon as available, but no later than forty-five (45) days, after the end of each quarter, unaudited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for such quarter (as well as unaudited consolidated statements of income of the Company and its consolidated Company Subsidiaries for the period from the beginning of the Fiscal Year to the end of such quarter) and unaudited consolidated balance sheets of the Company and its consolidated Company Subsidiaries as of the end of such quarter; and

(ii)           as soon as available, but no later than ninety (90) days, after the end of each Fiscal Year commencing with 2012, audited consolidated statements of income and cash flows of the Company and its consolidated Company Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its consolidated Company Subsidiaries as of the end of such Fiscal Year, and accompanied by the report of the Company’s independent certified public accountants.”

(c)           Section 12.1(b) is hereby amended and restated in its entirety as follows:

“(b)         Any Member may Transfer, directly or indirectly, all or any Units now owned or hereafter acquired by such Member to any Person, provided that such Member complies with the terms and conditions of this Section 12.1 and, if the Transfer is to any proposed Transferee that is not an ArcLight Permitted Transferee, Magnum Hunter Permitted Transferee or TransTex Permitted Transferee, such Member complies with the terms and conditions of Sections 12.2 and 12.3, as applicable.”

(d)           Section 12.2(a) is hereby amended and restated in its entirety as follows:

“(a)         if any Member other than the ArcLight Member or an ArcLight Permitted Transferee (the “Transferring Member”) intends to Transfer all or a portion of its Units (the “Offered Units”) other than to an ArcLight Permitted Transferee, a Magnum Hunter Permitted Transferee or a TransTex Permitted Transferee, then the Transferring Member shall deliver written notice (the “Sale Notice”) to the ArcLight Member.”

(e)           Section 12.3(g) is hereby amended and restated in its entirety as follows:

“(g)         The provisions of this Section 12.3 shall not apply to (i) any Qualified Public Offering; (ii) any Transfer, sale or other disposition of Units to a Magnum Hunter Permitted Transferee, an ArcLight Permitted Transferee, or a TransTex Permitted Transferee; or (iii) any redemption by the Company of any of the

Preferred Units; provided that such redemption is made pro rata among all holders of Units of the same class.”

(f)            A new Section 12.4 is hereby inserted as follows:

“12.4       Redemption of TransTex Units.

(a)           With respect to any distributions to which TransTex (or any TransTex Permitted Transferee) is entitled under Section 10.1 hereof, to the extent that any Buyer Indemnified Party (as defined in the TransTex Purchase Agreement) has made any good faith claim for indemnification under the TransTex Purchase Agreement at any time on or before the earlier of (i) the last day of the eighteenth full month following the TransTex Effective Date and (ii) the date of a Qualified Public Offering, such distributions may be withheld by the Company from TransTex (or any TransTex Permitted Transferee) and be placed in an interest-bearing account with a national bank having an office in the State of Texas to be maintained by the Company, as trustee, in trust pending the outcome of such indemnification claim (the “Indemnification Account”).  The Company will not commingle the funds in this account with the funds of the Company or any other Person and will take all actions reasonably necessary to cause the account not to be an asset of the Company or subject to the claims of creditors of the Company.  Upon a final, non-appealable determination that the Buyer Indemnified Party is entitled to indemnification as provided under the TransTex Purchase Agreement, the Company shall be entitled to deduct any amounts owed in respect of such indemnification from the amounts held by Company under this Section 12.4(a) and distribute such funds to the Buyer Indemnified Party.  Any balance in the account not distributed to satisfy the indemnification claim immediately shall be distributed to TransTex or the TransTex Permitted Transferees if they are then holding the TransTex Units. Notwithstanding the foregoing, no withholding of distributions and placement in an Indemnification Account will occur unless the Holdback Fund (as defined under the TransTex Purchase Agreement) has been exhausted or is, in the reasonable determination of the Buyer Indemnified Person, expected to be unable to cover any indemnification claims under the TransTex Purchase Agreement.

(b)           With respect to (1) any material breach by J. Greg Sargent of any provision of the Sargent Employment Agreement (after a reasonable opportunity to cure unless such agreement already affords him an opportunity to cure such breach) during the term of the Sargent Employment Agreement or during the period any such provision survives the termination of the Sargent Employment Agreement or (2) a termination of J. Greg Sargent’s employment for Cause (as such term is defined in the Sargent Employment Agreement), the Company, upon delivery of written notice thereof, shall have the right, but not the obligation, to redeem, at the Unit Value, all or any portion of TransTex Units owned by TransTex and attributable to J. Greg Sargent or which are owned by J. Greg Sargent or any of his direct or indirect assignees; provided, however, that for purposes of this Section 12.4(b), the term “Unit Value” shall mean the greater of

(i) the per unit value of the TransTex Units issued as part of the purchase consideration for the TransTex Business ($20.00 per Class A Common Unit) and (ii) the fair market value of such TransTex Units as determined pursuant to Section 11.3(b) (substituting J. Greg Sargent for the ArcLight Member and Class A Common Units for Preferred Units).  The purchase right of the Company under this Section 12.4(b) shall be limited to (A) at any time that TransTex remains as the sole holder of the TransTex Units, the number of Class A Common Units identified by TransTex as the aggregate number of Class A Common Units that J. Greg Sargent, individually, or his direct or indirect assignees, is entitled to receive under the organizational documents (and related agreements) of TransTex, or (B) after TransTex has made a Transfer of any of the TransTex Units to its partners, the combination of any Class A Common Units owned by J. Greg Sargent, individually, or transferred by J. Greg Sargent to any of his direct or indirect assignees, and the number of Class A Common Units identified by TransTex as the aggregate number of Class A Common Units corresponding to the number of Class A Common Units that J. Greg Sargent, individually, or his direct or indirect assignees, is still entitled to receive under the organizational documents (and related agreements) of TransTex.  TransTex will, at the request of the Company, promptly provide the information required by this Section 12.4(b), as well as any representations and warranties reasonably requested by the Company in connection therewith.  The purchase price for the Class A Common Units to be purchased pursuant to this Section 12.4(b) will be payable in cash on the closing of the purchase of the Class A Common Units.”

(g)           A new Section 14.1(c) is hereby inserted as follows:

“(c)         Notwithstanding anything in Section 14.1(a) or (b) to the contrary, without the consent of the TransTex Member, no amendment or modification to this Agreement shall be effective as to the TransTex Member if such amendment or modification would (i) modify the limited liability of such TransTex Member in a manner adverse to such TransTex Member or otherwise impose any obligation or liability upon such TransTex Member, (ii) have the effect of treating the TransTex Member disproportionately adverse, with respect to economic rights, in relation to any other Class A Member, or (iii) amend this Section 14.1(c) in a manner adverse to the TransTex Member.”

(h)           Schedule A to the LLC Agreement is hereby amended and restated in its entirety in the form attached as Exhibit A hereto.

Section 2.               Registration Rights Agreement.  Contemporaneously with the execution of this Amendment, the Company shall enter into a Registration Rights Agreement with TransTex in the form attached hereto as Exhibit B.

Section 3.               Ratification of LLC Agreement.  Except as expressly modified and amended by this Amendment, all of the terms and conditions of the LLC Agreement shall remain in full force and effect and are hereby ratified and affirmed in all respects by the Members.

Section 4.               Counterparts.  This Amendment may be executed in more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 5.               Governing Law.  This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Members have executed this Amendment as of the date first above written.

MEMBERS:

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Title:	Executive Vice President and CFO

RIDGELINE MIDSTREAM HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

TRANSTEX GAS SERVICES, LP

By:	Par Amine, LLC, its General Partner

By:	/s/ Ronald L. Fancher
Name:	Ronald L. Fancher, Manager

By:	/s/ J.W. Brown
Name:	J.W. Brown, Manager

By:	T2 General Holdings, LLC, its General Partner

By:	/s/ J. Greg Sargent
Name:	J. Greg Sargent, Sole Member

Signature page to

First Amendment to Amended and Restarted Limited Liability Company Agreement

of Eureka Hunter Holdings, LLC